UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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XCEL ENERGY INC.

(Name of Registrant as Specified In Its Charter)

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Commencing May 16, 2011, Xcel Energy Inc. sent the following communication to certain shareholders:

As we stated in our proxy statement, our Board of Directors is seeking shareholder approval of an amendment to our Restated Articles of Incorporation to eliminate cumulative voting in the election of directors. We ask that you consider the following in analyzing this proposal and vote FOR Proposal 3.

Our Board of Directors believes that cumulative voting is philosophically incompatible with our existing majority-voting standard used in uncontested elections because cumulative voting advantages shareholders with large holdings (in that it enables individual large shareholders or small groups of large shareholders with less than a majority of the shares to cumulate their votes to elect specific directors), while majority voting seeks to ensure that directors are supported by the majority of all shareholders, both large and small. This is especially true in a widely-held company like Xcel Energy where there is no controlling shareholder. As a result, our Board believes that eliminating cumulative voting is in our shareholders’ long-term best interests because each director should represent the interests of all shareholders, rather than a minority shareholder or special constituency.

Other leading proxy advisory firms agree with our position. Glass, Lewis & Co., LLC, in recommending a vote FOR the proposal to eliminate cumulative voting, states in its Proxy Paper:

“Glass Lewis believes that cumulative voting generally operates as a safeguard for shareholders by ensuring that those who hold a significant minority of shares are able to elect a candidate of their choosing to the board. This allows the creation of boards that are more responsive to all shareholders rather than simply to some shareholders.

However, in instances such as this one where a company has a majority voting standard in place, we recognize that the cumulative voting and the majority voting standard could be incompatible in the context of uncontested elections. Specifically, the right to cumulate votes could unintentionally cause the ‘failed election’ of one or more directors for whom shareholders do not cumulate votes. In this case, we note that the majority voting standard only applies in the absence of a contested election. As such, we believe that the inclusion of these provisions appropriately addresses some of the unintended consequences of majority voting.”*

In addition, Egan-Jones Proxy Services recommended a vote FOR the proposal to eliminate cumulate voting and stated in its Proxy Report:

“We believe that cumulative voting could impair the effective functioning of the Board by electing a director obligated to represent the special interests of a small group of shareholders, rather than all of the company’s shareholders. Cumulative voting also introduces the possibility of partisanship among directors, which could weaken their ability to work effectively together, a requirement essential to the successful functioning of any board of directors.”*

ISS recommended against management on the proposal to eliminate cumulative voting. We believe that the ISS Proxy Report inappropriately applies a “one size fits all” policy to Xcel Energy, notwithstanding the fact that Xcel Energy has adopted an appropriate majority voting standard that, among other things, provides for plurality voting in contested elections, and the fact that our stock is widely held and there is no controlling shareholder. As a result, we believe that the risks inherent in the combination of cumulative voting and majority voting could impair the Board’s ability to represent the long-term interests of all of our shareholders. These risks are recognized by other leading proxy advisory firms who consider this issue on a more individualized basis and are reflected in their recommendations that shareholders vote FOR this proposal.

For the foregoing reasons, we believe ISS’s recommendation is unwarranted and we urge you to vote “FOR” Proposal 3 to approve the amendment of our Restated Articles of Incorporation to eliminate cumulative voting in the election of directors.

*Permission to use quotes neither sought nor obtained.